FIELDPOINT PETROLEUM CORPORATION

REPORTS  FIRST QUARTER RESULTS

          REVENUES AND NET INCOME INCREASE 67% AND 160% RESPECTIVELY

AUSTIN, TX – (BUSINESS WIRE) – May 14, 2008 - FieldPoint Petroleum Corporation (AMEX:FPP) announced today its first quarter financial results for the three months ended March 31, 2008.

Ray D. Reaves, President and CEO of FieldPoint, stated,“Overall barrels of oil equivalent production was up 7% for the quarter ended March 31, 2008 as compared to the same period in 2007. This increase, combined with higher oil and natural gas prices, led to a significant increase in revenues and earnings per share for the period. The increase in revenue is attributed primarily to a 65% increase in oil prices, which averaged approximately $92.65 per barrel, and a 22% increase in natural gas prices which averaged approximately $6.97 per MCF in 2008.  These prices compare to $56.19 per barrel for oil and $5.73 per MCF of natural gas for the same period in the prior year.  During this quarter, oil production was up 16%, or 13,374 barrels vs 11,520 barrels for the same period last year, and we anticipate continued increases in oil production in Q2 2008. We also experienced increases in production expense for this period, primarily attributable to oil properties acquired in the second half of 2007.

Financial Highlights for the Three Months Ended March 31, 2008 Compared to the Three Months Ended March 31, 2007:

•

Revenues increased 67% to $1,509,122 from $901,512;

•

Net Income increased to $349,849 from $134,226; and

•

Earnings per share, both basic and fully diluted, increased to $0.04 from $0.02.

Mr. Reaves continued, “These results emphasize the effect that market fluctuations have on our financial performance. While upward price movement has been highly beneficial to us so far this year, it also serves to remind us of the importance of continuing to build our production base.  Therefore, we intend to become even more aggressive in our efforts to develop new programs which can materially expand our production levels. To this end, our goal is to participate in the drilling of at least one developmental gas well in South Texas this year with objectives in the middle and lower Wilcox sands and if successful this could lead to drilling up to 8 additional wells.  The Company also continues to diligently search for acquisition opportunities.  The Company has a strong cash position which continues to grow and so far has only utilized $3.5 million in long term debt from its $50 million Citibank credit facility.  We are very optimistic that the remainder of 2008 will be an important growth stage for FieldPoint.”

About FieldPoint Petroleum Corp. www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and natural gas prices and unexpected decreases in oil and natural gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov). Contact: Ray D. Reaves, President (512)250-8692 or fppc@ix.netcom.com

SELECT BALANCE SHEET DATA

                                                                Unaudited

            March  31, 2008   December 31, 2007

Cash and cash equivalents        $     2,107,580

$        1,484,469

Total current assets

           $     3,606,597

$        3,097,506

Total assets

           $   14,509,470

$      14,260,185

Total current liabilities

           $        601,013

$           738,548

Total stockholders’ equity        $      8,968,288

$        8,616,668

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Unaudited

	For the Three Months Ended
	March 31,
	2008	2007
REVENUE:
Oil and natural gas sales	$ 1,471,686	$ 857,430
Well operational and pumping fees	27,436	30,082
Disposal fees	10,000	14,000
Total revenue	1,509,122	901,512

COSTS AND EXPENSES:
Production expense	425,643	306,626
Depletion and depreciation	265,000	220,000
Accretion of discount on asset retirement obligations	15,000	8,384
General and administrative	162,255	144,924
Total costs and expenses	867,898	679,934

OTHER INCOME (EXPENSE):
Interest income (expense), net	2,058	1,766
Miscellaneous income	(52,628)	(52,628)
Unrealized holding gain on investments	(66,805)	9,334
Total other income (expense)	(117,375)	(9,352)

INCOME BEFORE INCOME TAXES	523,849	212,226

Income tax provision – current	(168,000)	(70,000)
Income tax provision – deferred	(6,000)	(8,000)
Total income tax provision	(174,000)	(78000)

NET INCOME	$ 349,849	$ 134,226

NET INCOME PER SHARE:
BASIC	$ 0.04	$ 0.02
DILUTED	$ 0.04	$ 0.02

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	8,910,175	8,762,286
DILUTED	8,910,175	8,813,005